Exhibit No. 19/ AFGL International, Inc./ Form S-3

                 CONSENT OF INDEPENDENT AUDITORS


We  consent  to  the  reference to our  firm  under  the  caption
"Experts" in the Registration Statement (Form S-3) and related Prospectus of AFGL INTERNATIONAL, INC. for the registration of 1,772,261 shares of its common stock and to the incorporation by reference therein of our report dated May 31, 1996 with respect to the combined financial statements of Irene Cohen Temps, Inc. and Certified Technical Staffing, Inc. and our report dated June 3, 1996 with respect to the combined financial statements of Irene Cohen Personnel, Inc. and Corporate Staffing Alternatives, Inc., both included in AFGL INTERNATIONAL, INC.'s Form 8-K as amended dated May 31, 1996, filed with the Securities and Exchange Commission.



                                                        ERNST   &
YOUNG LLP

New York, New York
July 19, 1996